Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication: April 18, 2005
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
          R. Dale McKinney, EVP / Chief Financial Office (209) 725-7435
             Web Site www.ccow.com

Capital Corp of the West Announces First Quarter 2005 Earnings
Increased 37% over First Quarter 2004

      Merced,  California,  April 18,  2005-Capital Corp of the West NASDAQ:NMS:
CCOW) today announced $4,988,000 in net income for the first quarter ended March 31, 2005. This represents a 37% increase in net income from the first quarter 2004 or fully diluted earnings per share of $.46 and an 18.85% Return on Equity
(ROE) to our shareholders. These amounts reflect a $539,000 after tax earnings increase related to receipt of Bank Owned Life Insurance (BOLI) proceeds and our 9 for 5 stock split previously announced on March 29, 2005. Prior to the 9 for 5 stock split, comparable fully diluted EPS would have been $.83 for the first quarter end March 31, 2005.

      "We are pleased to start the new 2005 year with this strong earning base and look to a continuation of this performance going forward", stated Chief Executive Officer, Tom Hawker. "On April 26th we will be discussing these results at our scheduled annual shareholder meeting along with the success of our franchise with great enthusiasm. Relative to first quarter 2004, we have increased our gross loans by $134 million or 17% and our deposits by $162 million or 16% after consideration of a $15 million reduction in brokered certificate of deposits year over year. These excellent returns and the growth of our franchise allows for the continuation of the high quality of service enjoyed by our customers while at the same time generating above industry average returns for our shareholders and a challenging work environment for our team members," continued Mr. Hawker.

      "These results are primarily due to our improved net interest margin of 4.59% during the quarter of 2005 while at the same time benefiting from increased gross loan volumes of $37 million over the fourth quarter loan totals of 2004", stated Chief Financial Officer, R. Dale McKinney. "Prior to the BOLI payment, earnings for the first quarter 2005 were $4,449,000 or a 22% increase over the $3,644,000 earnings reported for the first quarter 2004. The $4,449,000 in earnings provides a solid 16.8% ROE to our shareholders and at the same time funds the growth of our franchise and expansion of high quality services to our valued customer base," continued Mr. McKinney.

                               Earnings Discussion
                               -------------------

      Net earnings were $4,988,000 or $0.46 per share for the three months ended March 31, 2005. This compares to earnings of $3,644,000 or $0.34 per share for the same period in 2004. Annualized return on average assets and return on average equity were 1.37% and 18.85% for the first quarter of 2005 compared with 1.17% and 15.83% for 2004.

      The 2005 first quarter earnings of $4,988,000 reflect a year over year increase in earnings of $1,344,000 due primarily to increasing net interest margins and a $539,000 gain derived from BOLI. The increase in net interest income was driven by a $195,692,000 or a 17% increase in average interest earning assets. The taxable equivalent net interest margin for the first quarter of 2005 was 4.59%, an increase of 6 basis points from the 4.53% achieved during the same period during 2004. In comparing the 2005 to 2004 first quarter, other expenses increased by $982,000 due primarily to increases in salaries and benefits of $497,000 that were the result of management and support staff increases necessary to accommodate branch expansion and normal salary progression and a $206,000 increase in premises and occupancy expenses due primarily to branch expansion and remodel expenses. Our effective tax rate was 30% for the first quarter of 2005 compared with 31% for the first quarter of 2004. Income tax expense increased $456,000 to $2,093,000 when compared to the $1,637,000 recorded during the same quarter in 2004. The decrease in the 2005 tax rate is primarily attributable to the receipt of nontaxable life insurance proceeds of approximately $539,000. Without this item, the 2005 first quarter effective tax rate would have been 32%, an increase of 1% from the level achieved in the first quarter of 2004. The primary reason for this increase is a higher level of fully taxable income year over year.

                                 Credit Quality
                                 --------------

      The Company's allowance for loan losses was $13,358,000 or 1.45% of total loans at March 31, 2005. Nonperforming assets totaled $3,145,000 or 0.21% of total assets and nonperforming loans stood at $3,085,000 or 0.34% of total loans. At March 31, 2005 the allowance for loan losses totaled 433% of
nonperforming   loans.  This  compares  to  an  allowance  for  loan  losses  of
$12,841,000  or 1.63% of total  loans at March  31,  2004.  At March  31,  2004, nonperforming assets totaled $3,302,000 or 0.26% of total assets, nonperforming loans totaled $3,242,000 or 0.41% of total loans and the allowance for loan losses totaled 396% of nonperforming loans. The decrease in the provision for loan losses in the quarter ended March 31, 2005 when compared to the same quarter in 2004 was due to a decrease in criticized loans on a year over year comparison. Included in non-performing loans at the end of the first quarter of 2005 was one commercial real estate loans totaling $1.0 million, which was secured by a first deed of trust with adequate margin between appraised value and the loan balance.

      Net charge-offs for the first quarter of 2005 were $467,000, which compares to $308,000 for the same period in 2004. The increased charge-off activity in the first quarter of 2005 when compared to the same period in 2004 was primarily in the agricultural segment of the loan portfolio.

                              Book Values - Capital
                              ---------------------

      Prior to the stock split, the Company's capital at March 31, 2005 stood at $106,871,000 compared with $94,394,000 as of March 31, 2004. Book value and tangible book value per share totaled $18.37 and $18.12 as of March 31, 2005 as compared to $16.59 and $16.15 as of March 31, 2004. The Company's tangible leverage capital ratio stood at 8.44% at March 31, 2005, compared with 8.50% as of March 31, 2004. The Company's risk based capital ratio stood at 11.49% at March 31, 2005, compared with 11.77% as of March 31, 2004.


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

                             Forecasted Information
                             ----------------------

      Chief Financial Officer R. Dale McKinney comments on the remaining three quarters of 2005, "Although interest rates are anticipated to continue to rise during the year, the forecast is based on existing interest rates since future interest rates cannot be predicted with certainty. Our ALCO model indicates slight asset sensitivity; therefore if rates continue to rise as predicted, forecasted margins should slightly improve to this forecast. Tax equivalent margins averaged 4.59% for first quarter 2005 and are expected to decline during the year 2005 to an average tax equivalent margin in the 4.47% to 4.52% range. Loan loss accruals and net charge offs are well below normal run rates for the first quarter, but for the total year 2005 are anticipated to remain at the same relative levels as during the year 2004. Our effective tax rate for 2005 continues to be forecasted in the 33% to 34% range. For 2005, ROE is forecast to be 15% plus and growth in total assets of about 12%. We continue with our expense growth forecast in the 10% to 12% range for 2005 to reflect the infrastructure added during the 2004 year in order to comply with provisions of both Sarbanes Oxley (SOX) and the Bank Secrecy Act (BSA), and in support of our continued branch and franchise expansion. After adding back the two previously announced fourth quarter 2004 earnings charges, a 12% to 14% earnings improvement over our 2004 year is forecasted, plus added to this would be the $539,000 after tax BOLI income. Fully diluted earnings per share, after our previously announced 9 for 5 stock split should be in the $1.67 to $1.70 range. Risk based capital ratios are anticipated at 11.00% to 11.50% and leverage capital ratios are anticipated at 8.25% to 8.50% during the full 2005 year. These ratios are considered well capitalized by regulatory definitions."

                            Conference Call Recording
                            -------------------------

      Capital Corp of the West's first quarter 2005 earnings conference call is scheduled for April 19, 2005 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

                                   Safe Harbor
                                   -----------

      In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company's dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.


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

                              Reference Information
                              ---------------------

Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-nine banking institutions in this market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

                            -Financial Tables Follow-
                            -------------------------


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

                            Capital Corp of the West
                        Consolidated Statements of Income
                                   (Unaudited)

(Dollars in thousands)

                                                 For the Three           For the Year
                                                 Months Ended               Ended
                                                    March 31,            December 31,
                                                2005       2004       2004        2003
                                              --------   --------   --------    --------

Interest income                               $ 20,013   $ 16,906   $ 70,571    $ 62,413
Interest expense                                 5,073      4,119     17,097      16,253
                                              --------   --------   --------    --------
Net interest income                             14,940     12,787     53,474      46,160
Provision for loan losses                          220        615      2,671       2,455
Other income:
     Service charges on accounts                 1,367      1,434      6,134       5,480
   Loss on sale or impairment of securities         --         --     (3,665)         --
   All other income                              1,302      1,006      3,936       4,697
Other expenses:
     Salaries and related benefits               5,553      5,056     20,697      19,071
     Premises and occupancy                        985        779      3,446       2,946
     Equipment                                     858        826      3,186       3,335
     Professional fees                             562        370      1,671       1,662
     Marketing                                     295        348      1,062         963
     Intangible amortization                        11        167        655         676
     Supplies                                      264        222        873         794
     Other expenses                              1,780      1,543      6,145       5,938
                                              --------   --------   --------    --------
Total other expenses                            10,308      9,321     37,735      35,385
                                              --------   --------   --------    --------
Income before income taxes                       7,081      5,281     19,473      18,497
Provision for income taxes                       2,093      1,637      7,150       4,857
                                              --------   --------   --------    --------
NET INCOME                                    $  4,988   $  3,644   $ 12,323    $ 13,640
                                              ========   ========   ========    ========

                            Capital Corp of the West
                           Consolidated Balance Sheets
                                   (Unaudited)

(Dollars in thousands)                                                                        2005           2004
                                                                     At March 31,           Averages       Averages
                                                                  2005           2004          QTD           YTD
                                                              -----------    -----------   -----------   -----------
 Assets
Cash and noninterest-bearing deposits in other banks          $    38,627    $    40,951   $    40,285   $    40,475
Federal funds sold                                                  4,295          2,025         5,747        16,604
Time deposits at other financial institutions                         350            350         1,883           670
Investment securities available for sale, at fair value           290,374        281,716       274,058       272,221
Investment securities held to maturity at cost, fair
  value of $177,122 and $103,921 at March 31, 2005 and 2004       179,714        102,191       173,050       109,769
 Loans, net of allowance for loan losses of  $13,358 and
  $12,831 at March 31, 2005 and 2004                              909,019        775,550       877,544       799,049
Interest receivable                                                 6,398          5,921         5,479         5,447
Premises and equipment, net                                        23,933         17,331        23,097        18,881
Intangible assets                                                   1,463          2,482         1,466         2,227
Cash value of life insurance                                       28,012         24,355        28,360        26,341
Investment in housing tax credit limited partnerships               8,447          8,621         8,547         8,664
Other assets                                                       14,750          6,808        12,666         9,175
                                                              -----------    -----------   -----------   -----------
    Total assets                                              $ 1,505,382    $ 1,268,301   $ 1,452,182   $ 1,309,523
                                                              ===========    ===========   ===========   ===========
 Liabilities and Shareholders' Equity
Deposits
  Noninterest-bearing demand                                  $   261,943    $   197,705   $   253,277   $   213,864
  Negotiable orders of withdrawal                                 185,647        137,505       166,451       148,951
  Savings                                                         362,166        343,297       361,335       350,270
  Time, under $100                                                198,497        184,669       198,432       188,907
  Time, $100 and over                                             177,069        175,580       175,497       167,277
                                                              -----------    -----------   -----------   -----------
    Total deposits                                              1,185,322      1,038,756     1,154,992     1,069,269

Other borrowings and subordinated debentures                      201,866        129,844       180,935       138,081
Accrued interest, taxes and other liabilities                      11,323          5,307        10,401         5,081
                                                              -----------    -----------   -----------   -----------
    Total  liabilities                                          1,398,511      1,173,907     1,346,328     1,212,431
                                                              -----------    -----------   -----------   -----------

  Preferred stock, no par value; 10,000,000 shares
  authorized;  none outstanding                                        --             --            --            --
Common stock, no par value; 20,000,000 shares authorized;
  5,816,327 and 5,690,602 issued & outstanding at  March
  31, 2005 and 2004                                                57,502         54,734        57,332        55,554
Retained earnings                                                  50,677         38,174        48,337        41,933
Accumulated other comprehensive (loss) income                      (1,308)         1,486           185          (395)
                                                              -----------    -----------   -----------   -----------
    Total shareholders' equity                                    106,871         94,394       105,854        97,092
                                                              -----------    -----------   -----------   -----------
    Total liabilities and shareholders' equity                $ 1,505,382    $ 1,268,301   $ 1,452,182   $ 1,309,523
                                                              ===========    ===========   ===========   ===========


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

                           Loan Portfolio Composition

                                      March 31                   March 31
 (Dollars in thousands)                 2005                       2004
                                        ----                       ----
                                             Percent                    Percent
Loan Categories:            Dollar Amount   of loans  Dollar Amount    Of loans
                            -------------   --------  -------------    --------
Commercial                    $229,421         25%      $198,053          25%
                              --------         --       --------          --
Agricultural                    69,004          7         89,521          11
Real estate construction       107,458         12         93,826          12
Real estate mortgage           444,862         48        337,627          43
Consumer                        71,632          8         69,354           9
                              --------        ---       --------         ---
Total                          922,377        100%       788,381         100%
                              --------        ===       --------         ===
Less allowance for
  loan losses                  (13,358)                  (12,831)
                              --------                  --------
Net loans                     $909,019                  $775,550
                              --------                  --------


                        Allowance for Loan Loss Activity

                                              Three Months Ended March 31,
                                           2005          2004           2003
                                           ----          ----           ----
                                                    (In thousands)
Allowance for Loan Losses:
Balance at beginning of period           $  13,605     $  12,524     $  11,680
                                         ---------     ---------     ---------
Provision for loan losses                      220           655           615
                                         ---------     ---------     ---------
Charge-offs                                   (676)         (450)         (312)
Recoveries                                     209           197           142
                                         ---------     ---------     ---------
Net charge-offs                               (467)         (308)         (115)
                                         ---------     ---------     ---------
Balance at end of period                 $  13,358     $  12,831     $  12,220
                                         =========     =========     =========

Loans outstanding at period-end          $ 922,377     $ 788,381     $ 655,328
                                         =========     =========     =========
Average loans outstanding                $ 891,063     $ 770,998     $ 635,089
                                         =========     =========     =========

Annualized net charge-offs
  to average loans                            0.21%         0.16%         0.07%
Allowance for loan losses
   To total loans                             1.45%         1.63%         1.87%
   To nonperforming loans                      433%          396%          559%


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

                             Selected Financial Data

                                Three        Three       Twelve       Twelve
Capital Corp of the West    Months Ended Months Ended Months Ended  Months Ended
Selected Financial Data       03/31/05     03/31/04     12/31/04     12/31/03
                            ----------------------------------------------------
Basic Earnings Per Share       $  .48       $  .36       $ 1.19       $ 1.35
Diluted Earnings Per Share     $  .46       $  .34       $ 1.15       $ 1.30

Annualized Return on:
Average Assets                   1.37%        1.17%        0.94%        1.23%
Average Equity                  18.85%       15.83%       12.69%       16.43%
Net Interest Margin              4.59%        4.53%        4.49%        4.53%
Efficiency Ratio                   58%          60%          62%          62%
--------------------------------------------------------------------------------
Annualized Net Charge-offs  to
  Average Loans                   .21%        0.16%        0.25%        0.19%

                        Capital / Shareholder information

                                                           March 31,  March 31,
                                                             2005       2004
                                                             ----       ----

Book Value Per Share (prior to stock split)                 $18.37    $16.59
Tangible Book Value Per Share (prior to stock split)        $18.12    $16.15

Leverage Capital Ratio                                        8.44%     8.50%
Risk Based Capital Ratio                                     11.49%    11.77%


                              Nonperforming Assets

                                                          March 31      March 31
                                                            2005          2004
                                                           ------        ------
                                                               (In thousands)

Nonaccrual loans                                           $2,948        $2,779
Accruing loans past due 90 days or more                       137           463
                                                           ------        ------
  Total nonperforming loans                                 3,085         3,242
Other real estate owned                                        60            60
                                                           ------        ------
  Total nonperforming assets                               $3,145        $3,302
                                                           ======        ======

Nonperforming loans to total loans                           0.34%         0.41%
Nonperforming assets to total assets                         0.21%         0.26%


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